Exhibit 99.1

Illumina Announces Preliminary Revenue for Second Quarter 2009

San Diego, Calif., July 1, 2009 — Illumina, Inc. (NASDAQ:ILMN) today announced, based on management’s preliminary financial review, second quarter revenue of approximately $161 million compared to guidance of $168 to $173 million. It should be noted that this revenue estimate is preliminary and remains subject to review by our independent registered accounting firm.

Lower than expected revenue relative to the first quarter was a direct result of a shortfall in our array business. As we mentioned in our first quarter earnings call, we expected the growth of our microarray business to moderate, but the following factors resulted in a sequential revenue decline in arrays:

•	Customers delaying the start of new Genome Wide Association studies in anticipation of new, rare variant content arrays;

•	The impact of reduced foundation funding in a few key accounts; and

•	Order delays directly related to stimulus funding under the American Recovery & Reinvestment Act (ARRA).

In the quarter, our sequencing business once again saw significant sequential growth, but was insufficient to offset the decline in the array business. As we saw in Q1, the ARRA resulted in order delays in our sequencing business.

We expect the stimulus funding to have a significant positive impact on Illumina’s business in Q4 and in 2010. However, in the short-term the program has caused order delays as customers wait to learn whether and to what extent they will receive incremental funding. We believe this situation reduced our revenue by approximately $10M to $15M in the first half of the year and has created uncertainty in our Q3 forecast.

Despite the challenges we saw in Q2, we believe the fundamentals in our markets remain intact and that our competitive position, execution and new product flow are as strong as ever. Given the Q4 upside opportunities related to the stimulus, offset by the near-term weakness in the array business, we are resetting our fiscal 2009 outlook to the original range we provided entering the year of $690 to $720 million. We will provide more details regarding our financial guidance on our second quarter earnings call later this month.

Jay Flatley, President & Chief Executive Officer and Christian Henry, Senior Vice President & Chief Financial Officer will hold a brief conference call for investors to discuss our preliminary revenue estimate at 2:00pm Pacific Time (5:00pm Eastern Time) today, Wednesday, July 1, 2009. Interested parties may listen to the call by dialing 1-800-237-9752 (passcode: 11606670), or if outside North America, by dialing +1-617-847-8706 (passcode: 11606670). Individuals may access the live teleconference under the “Corporate/Investor Information” tab of Illumina’s web site at www.illumina.com.

A replay of the conference call will be available from 5:00pm Pacific Time (8:00pm Eastern Time) on July 1, 2009 through July 8, 2009 by dialing 1-888-286-8010 (passcode: 75744063) or if outside North America, by dialing +1-617-801-6888 (passcode: 75744063).

About Illumina
Illumina is a leading developer, manufacturer, and marketer of next-generation life science tools and integrated systems for the large scale analysis of genetic variation and biological function. We provide a comprehensive line of proprietary products and services that currently serve the sequencing, genotyping, and gene expression markets, and we expect to enter the market for molecular diagnostics. Our customers include leading genomic research centers, academic institutions, agriculture and livestock companies, pharmaceutical companies, clinical research organizations and biotechnology companies. Our tools provide researchers around the world with the performance, throughput, cost effectiveness and flexibility necessary to perform the billions of genetic tests needed to extract valuable medical information from advances in genomics and proteomics. We believe this information will enable researchers to correlate genetic variation and biological function, which will enhance drug discovery and clinical research, allow diseases to be detected earlier and permit better choices of drugs for individual patients.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are Illumina’s ability (i) to develop and commercialize further our BeadArray™, VeraCode®, and Solexa® technologies and to deploy new sequencing, gene expression, and genotyping products and applications for our technology platforms, (ii) to manufacture robust instrumentation and reagents technology, together with other factors detailed in our filings with the Securities and Exchange Commission including our recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. We disclaim any intent or obligation to update these forward-looking statements beyond the date of this release.

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CONTACT:

Investors:	Peter J. Fromen Sr. Director, Investor Relations 858.202.4507 pfromen@illumina.com